                                                                     EXHIBIT 4.4
                            GENERAL WIRELESS, INC.
                            STOCKHOLDERS AGREEMENT
                            ----------------------


          This STOCKHOLDERS AGREEMENT dated as of December 1, 1995 (the "Agreement") is by and among Roger D. Linquist ("Linquist"), Frederic C. Hamilton ("Hamilton", and together with Linquist, the "Class A Stockholders"), the stockholders listed in Schedule 1 hereto (the "Class B Stockholders"), the stockholders listed in Schedule 2 hereto (the "Class C Stockholders", and together with the Class A Stockholders and the Class B Stockholders, the "Stockholders"), and General Wireless, Inc., a Delaware corporation (the "Company").

          WHEREAS, the Stockholders currently own all issued and outstanding shares of the Company's Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"), Class B Common Stock, par value $0.0001 per share (the "Class B Common Stock"), and Class C Common Stock, par value $0.0001 per share (the "Class C Common Stock" and together with the Class A Common Stock and Class B Common Stock, the "Common Stock"); and

          WHEREAS, the parties have determined that it is appropriate to enter into this Agreement governing their relationships with one another.

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Representations, Warranties and Covenants of the Parties.
          --------------------------------------------------------

          1.1  Representations and Warranties.  Each of the Stockholders
               ------------------------------
severally (and not jointly) represents and warrants to each other party to this Agreement that each of the following statements is true and correct as of the date hereof and will survive the date hereof:

         (a)  Organization and Power.  Such Stockholder is duly organized,
              ----------------------
validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to carry on its business as now conducted, and to execute, deliver and perform its obligations under this Agreement.

         (b) Authorization and Binding Effect. The execution and delivery
             --------------------------------
of this Agreement has been duly
authorized by all requisite action on the part of such Stockholder and constitutes a valid and binding agreement of such party, enforceable against it in accordance with its terms, except to the extent that enforcement thereof (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the availability of equitable remedies which remain subject to the discretion of a court (regardless of whether enforceability is considered in a proceeding of law or equity).

            1.2  Covenants of the Stockholders.  From and after the date hereof
                 -----------------------------
and so long as such Stockholder owns capital stock of the Company, each of the Stockholders hereto covenants and agrees as follows:

            (a)  Attributable Interests.  Such Stockholder shall not acquire an
                 ----------------------
attributable interest in shares (as the term attribution is defined by the Federal Communications Commission (the "FCC")) or hold the positions of officer or director in the Company or any other Private or Commercial Mobile Radio Service (as the terms are defined from time to time by the FCC) applicant or licensee if such actions would cause the Company to lose its eligibility as a Small Business (as the term is defined from time to time by the FCC) or would otherwise subject the Company to financial or other penalties imposed by the FCC. In addition, no Stockholder with an attributable interest (as defined by the FCC) in the Company will acquire interests or hold a position as an officer or director attributable to the Company in any other Private or Commercial or Private Mobile Radio Service applicant or licensee in the same geographic market as any license held by or applied for by the Company if such Stockholder's attributable interests under the FCC's rules would cause the Company to exceed the Company's spectrum ownership limits (as defined by the FCC) for any particular geographic market. Such Stockholder shall cooperate with the Company in (i) determining the Stockholder's compliance with this paragraph and (ii) in the event of noncompliance, executing the measures reasonably necessary to cure such noncompliance consistent with applicable FCC rules and policies. As of the date hereof, for example, the FCC defines attributable interests as interests amounting to (either directly or through the FCC's "multiplier" rule) five percent or more in a Commercial or Private Mobile Radio Service licensee held by investors generally, and interests amounting to (either directly or through the FCC's "multiplier" rule) ten percent or more in such licensees held by entities defined as "institutional investors" by the FCC (including, for example, venture capital firms, insurance companies and pension funds).

          (b) Bidding Arrangements.  In addition, except as provided for in the
              --------------------
FCC's rules no Stockholder shall acquire any interest in or enter into any contractual arrangement (formal or informal, oral or written) concerning bidding with any other C block PCS applicant, other than the Company or its subsidiaries, eligible to participate in the FCC's "C Block" auction of 493 Basic Trading Area Personal Communications Services licenses (as such auction event is defined by the FCC) or take any other action relating to the C Block auction that would otherwise conflict with or violate the FCC's competitive bidding rules prohibiting collusion (as such rules are amended from time to time by the FCC).

          (c) FCC Insulation.  Accel Partners IV, L.P. ("Accel") shall make a
              --------------
good faith effort to amend by March 1, 1996, its limited partnership agreement to include language allowing limited partners to insulate their investments in such partnerships from attribution to the extent required by the FCC's rules, including but not limited to 47 C.F.R. (S) 24.204(d)(2)(viii)(B) and certify to the FCC by March 1, 1996 its compliance therewith. In the event Accel Partners is unable to so amend its limited partnership agreement and its inability to do so would cause First Plaza Group Trust to have an attributable interest in the Company under the FCC's rules and policies then in effect, First Plaza Group Trust covenants that it will cooperate with the Company to cause its ownership interests therein to be deemed "nonattributable" (for purposes of the FCC's rules and policies then in effect) by March 1, 1996. First Plaza Group Trust covenants that it will abide by the insulation provisions of the FCC's rules with regard to such partnership agreements, including but not limited to 47 C.F.R. (S) 24.204(d)(2)(viii)(B), until such time as the amendment to the Accel limited partnership agreement is approved or, alternatively, its ownership interests in the company are caused to be nonattributable in the manner described in this paragraph.

          (d) Foreign Ownership.  Such Stockholder shall comply with the alien
              -----------------
ownership restrictions contained in the Communications Act of 1934, as amended, and the applicable FCC alien ownership rules and policies as they pertain to the Stockholder's particular investment for as long as such restrictions apply to the licenses held (directly or indirectly) by the Company. In addition, such Stockholder shall cooperate with the Company in (i) the Company's preparation and filing of a waiver request of such alien ownership restrictions, as necessary, (ii) determining the aggregate total alien ownership interests of the Company and (iii) complying with any measures necessary for the Company to remain in compliance with such alien ownership restrictions.

          1.3  Covenants of the Company.  From and after the date hereof, the
               ------------------------
Company covenants and agrees as follows:

          (a) As long as a Stockholder (together with its affiliates and subsidiaries) continues to hold at least (i) 25% of the total equity held by such Stockholder upon consummation of the Offering or (ii) 2% of the total fully diluted equity of the Company, the Company shall permit any representatives designated by any such Stockholder, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Company and its subsidiaries, (ii) examine the corporate and financial records of the Company and its subsidiaries and make copies thereof or extracts therefrom and
(iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its subsidiaries.

          (b) Prior to effecting any redemption pursuant to Section 5 of the Company's Amended and Restated Certificate of Incorporation, the Company shall provide such affected Stockholder with reasonable prior notice of the regulatory problem giving rise to such redemption and, if requested to do so by such Stockholder, the Company shall cooperate with such affected Stockholder in arranging another method to minimize or eliminate the regulatory problem giving rise to such redemption, including but not limited to assisting a sale of such Stockholder's interest in the Company, amending the Company's Amended and Restated Certificate of Incorporation and getting relief from the FCC.

          (c) Where a Stockholder is caused to have an attributable interest as defined by the FCC's rules or exceed any applicable FCC ownership limitations or other applicable FCC restrictions then in effect as a result of the actions or omissions by another Stockholder or by the Company, if requested by the Stockholder the Company shall cooperate with such Stockholder in undertaking the measures reasonably necessary to cause such Stockholder to not have such an attributable interest or come into compliance with the applicable FCC rules and policies then in effect, provided that such measures would not result in a materially adverse effect on the Company.

     2.   Rights and Obligations of the Class A Stockholders.
          --------------------------------------------------

          2.1  Voting Rights.  The Class A Stockholders as a class shall at all
               -------------
times during the first ten years following the grant of a PCS license (as the term is defined from time to time by the FCC) to the Company have the right to vote 50.1% of the Company's voting interests and to elect four members of the Company's Board of Directors (who will represent four of the seven votes of the Company's Board of Directors) as provided in Section 2.2 hereof, provided that the Company and the Class A Stockholders will use their reasonable best efforts to amend the provisions of this Section 2.1, the Amended and Restated Certificate of Incorporation and the By-Laws of the Company as each relates to the special voting rights of the Class A Stockholders of the Company if, and only to the extent that, (i) the FCC amends or modifies its rules applicable to the Company relating to voting rights and (ii) counsel for the Company has delivered a written opinion that the FCC's rules, as amended or modified, allow the Company to amend or modify the voting rights applicable to its stockholders.

          2.2  Designation of Directors.  The Class A Stockholders agree to vote
               ------------------------
all of their Class A Common Stock of the Company and to take all other actions neces-sary to cause the election of four directors to the Company's Board of Directors in the following manner: (a) Linquist shall be entitled to nominate two directors, (b) Hamilton shall be entitled to nominate one director, and (c) Linquist and Hamilton, together, shall be entitled to nominate one director (with any disputes being resolved in accordance with Section 8.13 hereof). The Class A Stockholders shall vote all their Class A Common Stock to elect the individuals so nominated to be directors. If the Class A Stockholder or Stockholders that nominated a particular director give written notice to the other Class A Stockholders of a desire to remove that director, the Class A Stockholders shall vote all their Class A Common Stock in favor of removing that director. If for any reason any director nominated by the Class A Stockholders ceases to serve as a director, the Class A Stockholder or Stockholders that nominated that director shall promptly nominate an individual (who is financially qualified as defined by the FCC) to fill the vacancy so created for the unexpired term and the Class A Stockholders shall vote all their shares in the Company for the individual nominated to fill the vacancy.

          2.3  Proxy.  If any Class A Stockholder fails or refuses to vote its
               -----
Class A Common Stock or to nominate a director as provided in this Section 2, and such failure or refusal continues for more than thirty days beyond the date on which the vote is scheduled or the director vacancy occurs, without further action by such Class A Stockholder, each other Class A Stockholder shall have an irrevocable proxy to so vote those shares in accordance with this Agreement.

          2.4  Appointment and Removal.  Pursuant to the Amended and Restated
               -----------------------
Certificate of Incorporation and the By-Laws of the Company, the Class A Common Stock Directors in exercising their majority vote of the Board shall have the authority to appoint and remove all officers and senior executives of the Company, including but not limited to the Chief Executive Officer.

     3.   Rights and Obligations of the Class C Stockholders.
          --------------------------------------------------

          3.1  Voting Rights.  Except as otherwise specifically provided in this
               -------------
Agreement, the holders of the

Class C Common Stock as a class shall have the right to vote 49.9% of the Company's voting interests on all matters. The Class C Stockholders shall elect members of the Company's Board of Directors who collectively will represent three of the seven votes of the Company's Board of Directors, all of whom shall be designated as provided in Section 3.2 hereof. Pursuant to the terms of the Amended and Restated Certificate of Incorporation and the By-Laws of the Company, each director elected by the Class C Stockholders pursuant to this
Article 3 shall have a fractional vote, which fractional vote shall be determined by multiplying three (which number represents the collective votes held by the Class C Common Stock Directors) by a fraction the numerator of which shall be the total number of shares of Class C Common Stock held by the Class C Stockholder that appointed such director pursuant to the terms of Section 3.2 hereof, and the denominator of which shall be the total number of outstanding shares of Class C Common Stock held by all Stockholders entitled to designate a director pursuant to Section 3.2 hereof.

          3.2  Designation of Directors.  The Class C Stockholders agree to vote
               ------------------------
all of their shares of Class C Common Stock and to take all other actions necessary to cause the election of directors to the Company's Board of Directors designated in the following manner: each of (a) Accel Partners ("Accel"), (b) Battery Ventures III, L.P. ("Battery") (c) Mitsui & Co., Ltd., Mitsui & Co. (U.S.A.), Inc. and Mitsui Comtek Corp. (collectively, "Mitsui"), (d) Primus Capital Fund III Limited Partnership, (e) OneLiberty Fund III, L.P. (f) Trailhead Ventures, L.P. and (g) Chancellor Capital Management (on behalf of its clients for which it acts as investment manager) shall be entitled to nominate one director; provided, however that the rights of each of the aforementioned
              --------  -------
Class C Stockholders to appoint one Director shall continue only as long as such holder (together with its affiliates and subsidiaries) owns at least (i) 2% of the total fully diluted equity of the Company or (ii) 80% of the total equity held by such holder upon consummation of the Offering (as defined in the Subscription Agreement). The Class C Stockholders each covenant and agree that, upon the written request of any of the aforementioned stockholders that its designee to the Company's Board of Directors be removed, they will each vote all of the shares of Class C Common Stock owned by them so as to cause such designee to be removed in accordance with such request; provided, that none of the foregoing shall prevent any regulated financial institution from comply-ing with any applicable provision of law requiring it to retain responsibility for, or control over, its investments. If for any reason any director nominated by the Class C Stockholders ceases to serve as a director, the Class C Stockholder that nominated that director shall promptly nominate an individual to fill the vacancy so created for the unexpired term and the Class C Stockholders shall vote all their shares in the Company for the individual nominated to fill the vacancy, subject to the laws relating to regulated financial institutions discussed above.

          3.3  Proxy.  If any Class C Stockholder fails or refuses to vote its
               -----
shares of Class C Common Stock, as provided in this Section 3, without further action by such holder, each other Class C Stockholder shall have an irrevocable proxy to so vote those shares in accordance with this Agreement; provided, that none of the foregoing shall prevent any regulated financial institution from complying with any applicable provision of law requiring it to retain responsibility for, or control over, its investments.

     4.   Supermajority Voting Rights
          ---------------------------

          4.1  General.  In addition to any other vote required by law, the
               -------
Amended and Restated Certificate of Incorporation or the By-Laws of the Company, the Company shall not take any of the following actions, whether directly or indirectly, and such action shall not be deemed to have been authorized and approved by the Board of Directors, unless such action has been approved by (i) a majority of the directors then in office, which approval must include the affirmative vote and concurrence of both the director nominated by Battery and the director nominated by Accel (a "Supermajority Board Vote") or (ii) a majority of the Class C Stockholders voting separately as a class:

               (a) any material change to the general terms of the Company's bidding in the Entrepreneurs' Auction (as that term is defined from time to time by the

Federal Communications Commission);

               (b) any amendment to the Company's By-Laws or Amended and Restated Certificate of Incorporation, unless such amendment is necessary to comply with the FCC rules;

               (c)  any merger or consolidation by or with the Company;

               (d)  a sale of all or substantially all the Company's assets;

               (e)  any voluntary dissolution or liquidation of the Company;

               (f) any issuance of equity of the Company, except (i) in connection with the Company's initial public offering at a price per share equal to or greater than $200 (as adjusted in the event of a stock dividend, recapitalization, stock split, reorganization, merger or consolidation of the Company) and expected to generate gross proceeds in an amount equal to $20 million (a "Qualifying Public Offering"), (ii) issuances of additional options to purchase Class B Common Stock to members of the Control Group necessary to maintain the Company's eligibility for the Entrepreneurs' Auction and its status as a Small Business (provided that the exercise price of such options is equal to fair market value of the Class B Common Stock), (iii) issuances of additional shares of Class C Common Stock at a purchase price equal to or greater than $100 per share which purchases do not exceed $10 million in the aggregate and (iv) issuances of additional equity to persons who are then investors in the Company (provided that all then current investors are entitled to purchase an amount of equity equal to the percentage of equity owned by such investor immediately prior to such issuance (treating all Warrants as having been exercised) on equal terms (except that any investor may pay the cash equivalent of any non-cash consideration based upon its fair market value);

               (g)  the declaration of dividends by the Company;

               (h) the approval of any arrangement with any Stockholder that owns more than 5% of the equity of the Company or any entity owned or controlled by any Stockholder that owns more than 5% of the equity of the Company, any officer or director of the Company, or any Qualifying Investor (as that term is defined from time to time by the FCC ) (other than (i) the Procurement Agreement substantially in the form of Schedule 4.1(h) hereto to be entered into with Mitsui & Co. (U.S.A.), Inc. and Mitsui Comtek Corp., including any renewal in accordance with the terms thereof or any non-material amendment thereof and (ii) as permitted by clause (f)(ii) above);

               (i) any determination of compensation or benefits of any executive officer of the Company; and

               (j) the conversion of Class B Common Stock to Class C Common
Stock.

          4.2  Participation Rights.  In the event the Company issues Class C
               --------------------
Common Stock (or their equivalent) to new investors pursuant to the terms of
Section 4.1(f) at a purchase price less than $100 per share, then current investors shall be entitled to purchase an amount of equity equal to the percentage of equity owned by such investor immediately prior to such issuance (treating all Warrants as having been exercised) on equal terms.

          4.3  Qualifying Public Offering.  Following a Qualifying Public
               --------------------------
Offering the foregoing supermajority voting rights will no longer be applicable, except that the Board of Directors, by Supermajority Board Vote, may convert Class B Common Stock to Class C Common Stock.

     5.   Transfer
          --------

          5.1  General Prohibition.  As used in this Agreement, the term
               -------------------
"Securities" includes all shares of capital stock of the Company and any other securities of the Company exercisable or exchangeable for, or convertible into, shares or capital stock of the Company. Each Stockholder agrees that such Stockholder will not, directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of or encumber any of such Stockholder's Securities or any interest therein (or solicit any offers to buy or otherwise acquire or take a pledge of any of its Securities)

(each, a "Transfer"), except as expressly permitted hereby and in compliance with the Securities Act of 1933, as amended, and the provisions of this Article
5. Any attempt to Transfer any Securities not made strictly in compliance with this Agreement shall be null and void and the Company shall not give any effect in the Company's stock records to such Transfer.

          5.2  FCC Restrictions on Transfer.  A Stockholder may Transfer all or
               ----------------------------
any portion of its Securities in the Company to any other person only so long as such Transfer would not cause the Company or any other Stockholder to violate any applicable laws or regulations or would not endanger the Company's bidding or financing preferences for which it is eligible under FCC regulations for the "Entrepreneurs' Auction"; provided that any transferee receiving Securities shall be required to sign an undertaking agreeing to be bound by the terms of this Agreement, if necessary to comply with FCC rules and regulations. The Company and the other Stockholders shall provide such information as reasonably requested by any Stockholder in connection with any determination as to whether such condition is met and the Company shall otherwise cooperate with such Stockholder in connection therewith. Specifically, no Stockholder may Transfer any Securities if after giving effect to such Transfer, (i) the Qualifying Investors would own in the aggregate less than 15% of the Company's total equity during the first three years and 10% of the Company's total equity during the fourth through tenth years following the grant of PCS licenses to the Company
(ii) any single Stockholder, other than a Qualifying Investor, would own more than 25% of the Company's total equity and voting interests or (iii) such Transfer would cause a violation of the "foreign ownership restrictions imposed by the Communications Act of 1934, as amended. Such Stockholder shall cooperate with the Company, and the Company shall cooperate with the Stockholder in (i) determining the Stockholder's compliance with this paragraph and (ii) in the event of noncompliance, executing the measures reasonably necessary to cure such noncompliance consistent with applicable FCC rules and policies.

          5.3  Transfer to Permitted Affiliates.  Transfers of Securities by a
               --------------------------------
Stockholder to any Permitted Affiliate (as hereinafter defined) and from any Permitted

Affiliate to another Permitted Affiliate shall be exempt from the provisions hereof and be permitted Transfers hereunder, provided however that any Permitted Affiliate receiving Securities shall be required to sign an undertaking agreeing to be bound by the terms of this Agreement. For purposes of this Agreement, a "Permitted Affiliate" shall mean a person that is controlling, controlled by or under common control with such Stockholder or, if the Stockholder is a trust, to any successor or related trust or successor trustee.

          5.4  Pledges.  Notwithstanding the provisions of Section 5.1 hereof, a
               -------
Stockholder may not, directly or indirectly, pledge, hypothecate or grant a security interest in any Securities of the Company other than through a bona fide pledge of such Securities as security for indebtedness or obligations of such Stockholder meeting all of the following criteria: (i) the pledgee is a nationally or internationally recognized financial institution (a "Permitted Pledgee"), (ii) the pledgee agrees with the Stockholders and the Company in writing that, prior to and upon foreclosing or otherwise realizing upon the shares of Common Stock so pledged, the pledgee will comply with the terms and conditions of this Agreement, and (iii) a majority of the Board of Directors have consented to such pledge, which consent shall not be unreasonably withheld.

          5.5  Ten-Year Restriction on Transfer.  From the date of grant of the
               --------------------------------
Company's C block PCS license(s) through the date ten years following such date, no Class A Stockholder may Transfer any shares of Class A Common Stock to any person other than a Qualifying Investor. Nothing in this Agreement restricts a Class A Common Stock shareholder from holding additional Class B or Class C Common Stock. Such additional classes of common stock held by a Class A Common Stock shareholder may be allocated towards the FCC minimum ownership requirement for Qualifying Investors, at the discretion of the Class A Common Stock shareholder provided that the Company remains in compliance with applicable FCC rules and policies. Such Class B and C Common Stock shares not allocated by the Company towards meeting the FCC's minimum ownership requirements will not be subject to the FCC restrictions applicable to Qualifying Investors. If at anytime subsequent to three years after the grant of the

Company's C block license(s) the Company's Class A Common Stock shareholders collectively hold more than the minimum ownership limits then required by the FCC, the Initial Qualifying Investors (as defined herein) will have first priority to convert their Class B Common Stock that had been allocated towards meeting the FCC minimum ownership limits to Class C Common Stock upon approval by the Board of Directors by a Supermajority Vote. For purposes of this provision, "Initial Qualifying Investors" are investors who paid cash for Class B Common Stock in response to the Memorandum.

     6.   Financial Information.
          ---------------------

          The Company shall furnish to each Stock-

holder (as long as such Stockholder (including its affiliates and subsidiaries) continues to own at least (i) 80% of the total equity held by such Stockholder upon consummation of the Offering or (ii) 2% of total fully diluted equity of the Company),

          (a) as soon as available but in any event within 45 days after the end of each quarterly accounting period in each fiscal year, unaudited statements of income and cash flows of the Company and its subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and unaudited consolidating and consolidated balance sheets of the Company and its subsidiaries as of the end of such quarterly period, setting forth in each case comparisons to the Company's annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments and shall be certified by the Company's chief financial officer;

          (b) within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the Company and its subsidiaries for such fiscal year, and balance sheets of the Company and its subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company's annual budget and to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by with respect to the consolidated portions of such statements, an opinion of an independent accounting firm of recognized national standing;

          (c) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's operations or financial affairs given to the Company by its independent accountants (to the extent permitted by the Company's independent accountants and not otherwise contained in other materials provided hereunder);

          (d) not more than 30 days after the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and within 30 days after any quarterly period in which there is a material adverse deviation from the annual budget, an officer's certificate explaining the deviation and what actions the Company has taken and proposes to take with respect thereto.

     7.   Miscellaneous.
          --------------

          7.1  Legend on Certificates.  Each of the Company's Class A Common
               ----------------------
Stock, Class B Common Stock and Class C Common Stock certificates shall contain the following legends:

          THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT

          REGISTRATION UNDER THAT ACT OR ANY APPLICABLE STATE SECURITIES LAWS UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. BY ITS PURCHASE OF SHARES OF STOCK, THE PURCHASER AGREES THAT IT IS ACQUIRING SUCH SHARES FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, THE PUBLIC DISTRIBUTION THEREOF, AND THAT ANY RESALE OF ANY SHARES OF STOCK MAY BE MADE ONLY IN ACCORDANCE WITH THE STOCKHOLDERS AGREEMENT.

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED UNDER THE TERMS OF A STOCKHOLDERS AGREEMENT, DATED AS OF DECEMBER 1, 1995, BY AND AMONG THE COMPANY AND THE STOCKHOLDERS PARTY THERETO, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

          7.2  Maintenance of Small Business Eligibility.  The Company covenants
               -----------------------------------------
that, provided that the Stockholders comply with the applicable FCC rules and policies, it shall endeavor in good faith to maintain its eligibility as Small Business (as such term is defined from time to time by the FCC) to the extent required by the FCC. Where any actions or omissions by the Company to its knowledge during the course of the initial license term require the Company to undertake measures to maintain such eligibility, the Company covenants that it will take such measures provided that the Stockholders reasonably cooperate with such efforts of the Company.

          7.3  Notices.  Any notice or other communication under this Agreement
               -------
shall be in writing and shall be considered given when delivered personally, by facsimile, by overnight courier or sent by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice to the others):

              (a) if to the Company, to it at 6668 North Central Expressway, Suite 1170, Dallas, TX 75206, attention: Corey A. Linquist; and

               (b) if to a Stockholder, to it at its address set forth in the Company's register of Stockholders.

          7.4  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the law of the state of New York.

          7.5  Complete Agreement and Modification.  This Agreement contains a
               -----------------------------------
complete statement of all the arrangements among the Company and the Stockholders with respect to its subject matter, supersedes all existing agreements among them concerning that subject matter and cannot be changed except by a written agreement signed by the Company, all Class A Stockholders and a majority of the Class C Stockholders; provided however that Section 4 may only be amended by 66 2/3 vote of the outstanding shares of Class C Common Stock and no amendment of this Stockholders Agreement shall be effective against any Class C Stockholder if such amendment treats such Class C Stockholder differently than any other Class C Stockholder; provided further that the Company may waive any restriction set forth in Section 5.1 without the consent of any Stockholder, other than those provisions relating to applicable federal and state securities laws.

          7.6  Descriptive Headings.  The descriptive headings of the several
               --------------------
sections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          7.7  Binding Effect.  This Agreement and all of the provisions hereof
               --------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          7.8  Further Assurances.  Consistent with the terms and conditions
               ------------------
hereof, each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other instruments, certificates, and other documents as any other party hereto may reasonably require in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          7.9  Counterparts; Additional Parties.  This Agreement may be executed
               --------------------------------
in two or more counterparts each of which shall be deemed an original but both of which together shall constitute one and the same agreement. The Company may permit persons who purchase or otherwise acquire Class B or Class C Common Stock from the Company (including without limitation, Bear, Stearns & Co. Inc.) after the date hereof to join as parties to this agreement from time to time, by executing a signature page in the form attached hereto for execution by Stockholders; provided, however, that such signature page shall not be effective unless countersigned by the Company. The Company shall maintain a master copy of this Agreement, with all such signature pages attached thereto, and each such holder of Class B or Class C Common Stock who has so executed this Agreement shall be deemed to be a Stockholder under this Agreement for all purposes.

          7.10  Severability.  In case any one or more of the provisions or part
                ------------
thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or part hereof, but this Agreement shall be construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part thereof had been reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

          7.11  Invalidity of Provision.  The invalidity or unenforceability of
                -----------------------
any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

          7.12  Specific Performance.  Each of the parties hereto hereby
                --------------------
acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law. Each of the parties therefore agrees that in the event of a breach of any material provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may entitled.

          7.13  Termination.  With the exception of Sections 1.2(a)-(d), 2.1-
                -----------
2.4, 7.1-7.2, 7.5, 7.11 and 7.12, the provisions of this Agreement shall terminate and be of no further force and effect on the first to occur of (a) the tenth anniversary of the execution hereof, or (b) a Qualifying Public Offering pursuant to registration under the Securities Act of 1933, as amended; provided that in no event shall the covenants contained in Sections 1.2(a)-(d), 2.1-2.4 prevent a Stockholder from making a public sale of its Class C Common Stock through an effective registration statement or through a normal broker's transaction.

          7.14  Board Visitation.  The Company shall give First Plaza Group
                ----------------
Trust and New York Life Insurance Company written notice of each meeting of its and any material subsidiary's board of directors and each committee thereof at the same time and in the same manner as notice is given to the directors (which notice shall be promptly confirmed in writing to each such Person), and the Company shall permit a representative of First Plaza and a representative of New York Life Insurance Company to attend as an observer all meetings of its board of directors and all committee thereof; provided that GM Capital Management (in the case of First Plaza Group Trust) and New York Life Insurance Company each continue to hold at least (i) 80% of the total equity held by such Stockholder upon consummation of the Offering or (ii) 2% of the totally fully diluted equity of the Company; and provided further that in the case of telephonic meetings conducted in accordance with the Company's or such subsidiary's bylaws and applicable law, each such Person need receive only actual notice thereof at least 48 hours prior to any such meeting, and each such Person's representative shall be given the opportunity to listen to such telephonic meetings. Each representative shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes) given to directors in connection with such meetings at the same time such materials and information are given to the directors. If the Company or any material subsidiary proposes to take any action by written consent in lieu of a meeting of its board of directors or of any committee thereof, the Company shall give written notice thereof to each describing in reasonable detail the nature and substance of such action.

          7.15  Termination of Prior Agreements.  All prior agreements relating
                -------------------------------
to the matters set forth herein, including the Investors' Rights Agreement dated July 18, 1994, as amended, the Co-Sale Agreement dated July 18, 1994, as amended and any Stockholder's Agreement dated July 18, 1994 and June 2, 1995, between the Company and any party hereto, are hereby terminated in full and superseded in their entirety by this Agreement and the Registration Rights Agreement.

          7.16  Regulated Financial Institutions Compliance Obligation.  Nothing
                ------------------------------------------------------
in this Agreement shall diminish the continuing obligations of any financial institution to comply with applicable requirements of law that it maintain responsibility for the disposition of, and control over its admitted assets, investments and property, including (without limiting the generality of the foregoing) the provisions of Section 1411(v) of the New York insurance law, as amended, and as hereinafter from time to time in effect.



                           [Intentionally Left Blank]

      IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be duly executed as of the date above first written.

                       GENERAL WIRELESS, INC.



                       By: _________________________

                       Title:  _____________________


                       _____________________________
                         Roger D. Linquist


                       _____________________________
                         Frederic C. Hamilton


                       Stockholder:_________________

                       By: _________________________
                           Name:
                           Title:

                                   SCHEDULE 1

CLASS B STOCKHOLDERS                 NO. OF CLASS B SHARES
- --------------------                 ---------------------

Accel Venture Partners:
     Accel IV, L.P.                   50,380
     Accel Investors '94,L.P.          2,035
     Accel Keiretsu L.P.               1,045
     Ellmore C. Patterson Partners     1,210
     Prosper Partners                    330
Battery Ventures III, L.P.            27,500
Malcolm M. Lorang                      1,972
The Hamilton Companies, LLC           10,000
John Sculley                           5,000
C. Boyden Gray                         2,000
Mitchell Kapor                         2,000
Theodore H. Ashford                    1,000
John Sidgmore (12/28/95)               1,000


                                   SCHEDULE 2


CLASS C STOCKHOLDERS                 NO. OF CLASS C SHARES
- --------------------                 ---------------------

Roger D. Linquist                               28,094
Accel Venture Partners:
     Accel Investors '94 L.P.                    3,146
     Accel IV, L.P.                             77,860
     Accel Keiretsu L.P.                         1,616
     Ellmore C. Patterson Partners               1,870
     Prosper Partners                              510
Battery Ventures III, L.P.                      52,500
Mitsui & Co., Ltd.                              75,000
Mitsui & Co. (U.S.A.), Inc.                      2,500
Mitsui Comtek Corp.                             22,500
Mellon Bank, N.A., Trustee for
     First Plaza Group Trust                    60,000
Chancellor Capital Management:
     Los Angeles County Employees
        Retirement Association                  50,000
     Drake & Co., for the account
        of Citiventure III                      31,345
     Northpass & Co., custodian for
        KME Ventures III, L.P.                   1,655
     Mellon Bank, N.A., custodian for
        Michael A. Wall                          2,000
     Evermore Corporation                        1,000
     Wong Chiu Yee, Carol                        1,000
     Wong Shun Yee, Shirley                      1,000
     Wong Wai Yee, Sophia                        1,000
     Wong Yuk Yee, Claire                        1,000
One Liberty Ventures:
     One Liberty Fund III, L.P.                 29,700
     Gilde Investment Fund, B.V.                   300
Primus Venture Partners, Inc.:
     Primus Capital Fund III
        Limited Partnership                     30,000
Trailhead Ventures, L.P.                        25,000
New York Life Insurance Company                 10,000
Sani Holdings, Ltd. (Bahamas)                    5,000
Berkeley Investments, Ltd. (Hong Kong)           5,000
Paragon Venture Partners II, L.P.                5,000
Bear, Stearns & Co. Inc. Investors:
     Andre O. Backar                               250
     Denis A. Bovin                                250
     Michael & Sandra Ehrlich                      500
     Peter Fox                                     250
     Robert L. Harteveldt                          250


     Ronald M. Hersch                              250
     David Kaplan                                  350
     Ralph L. Mack                                 500
     Donald Mullen                                 500
     Steven L. Scari                               250
     Curtis W. Schade                              250
     Douglas Sharon                                250
     David Schoenthal                              250
     Salvatore A. Tiano                            250
     Curtis R. Welling                             250
     James Wolfsberg                               250
Technology Venture Associates III (12/28/95)    19,000

                                   SCHEDULE 3


                               Glossary of Terms
                               -----------------

ANTICOLLUSION RULES.  As of the date of this Agreement, the FCC has adopted
- -------------------
certain rules and policies to prohibit applicants for an FCC-administered spectrum auction to engage in any discussions relating to bidding strategy bid amounts and related matters with other applicants eligible for the same auction, among other related restrictions. 47 C.F.R. (S) 1.1205

ATTRIBUTION RULES.  Ownership interests amounting to (i) 5 percent or more
- -----------------
(either directly or indirectly through the FCC's multiplier rule) or (ii) if an institutional investor (as defined by the FCC in 47 C.F.R. (S) 24.720(h) (to broadly include for example venture capital firms, insurance companies and pension funds)), 10 percent or more (either directly or through the FCC's multiplier rule. In addition, officers and directors of a broadband PCS licensee or applicant or cellular licensee or an entity that controls one of same are deemed to have an attributable interest in the entity with which they are so associated. The attribution rules are used by the FCC to determine compliance with the FCC's spectrum ownership caps described herein.

BROADBAND PCS 40 MHz SPECTRUM CAP.  As of the date of this Agreement, the FCC
- ---------------------------------
defines the Broadband PCS 40 MHz Spectrum Cap so that no entity or individual may have an attributable ownership interest in more than 40 MHz of broadband PCS
licenses in the same geographic area.   47 CFR (S) 24.204

CELLULAR-PCS 35 MHz CROSS-OWNERSHIP CAP.  As of the date of this Agreement, the
- ---------------------------------------
FCC defines the Cellular-PCS 35 MHz Cross-Ownership Cap so that no entity or individual may have an attributable interest in a cellular license and more than a 10 MHz broadband PCS license in a market where the cellular licensee's CGSA would cover 10% or more of the PCS service area's population. 47 CFR (S) 24.204

COMMERCIAL MOBILE RADIO SERVICE.  As of the date of this Agreement, the FCC
- -------------------------------
defines the Commercial Mobile Radio Service under  47 CFR (S) 20.3 as:
  (a)(1) provided for profit, i.e., with the intent of receiving
                              ----
compensation or monetary gain;
 (2) An interconnected service; and

  (3) Available to the public, or to such classes of eligible users as to be effectively available to a substantial portion of the public; or

  (b) The functional equivalent of such a mobile service described in paragraph(a) of 47 CFR (S) 20.3.

45 MHz LIMITATION.  As of the date of this Agreement, the FCC defines the 45
- -----------------

MHz Limitation so that no licensee in the broadband PCS, cellular, or SMR services (including all parties under common control) regulated as CMRS shall have an attributable interest in a total of more than 45 MHz of licensed broadband PCS, cellular, and SMR spectrum regulated as CMRS with significant overlap in any geographic area. 47 CFR (S) 20.6

INSTITUTIONAL INVESTOR.  An institutional investor is an insurance company, a
- ----------------------
bank holding stock in trust accounts through its trust department, or an investment company meeting the definition below:

      (a) "Investment company" means any issuer which -

          (1) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities;

          (2) is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or

          (3) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such issuer's total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

      For purposes of this definition, "investment securities" includes all securities except (A) Government securities, (B) securities issued by employees' securities companies, and (C) securities issued by majority-owned subsidiaries of the owner which are not investment companies.

PRIVATE MOBILE RADIO SERVICE.  As of the date of this Agreement, the FCC defines
- ----------------------------
the Private Mobile Radio Service as a mobile service that is neither a commercial mobile radio service nor the functional equivalent of a service that meets the definition of commercial mobile radio service. 47 CFR (S) 20.3

QUALIFYING INVESTOR.  As of the date of this Agreement, the FCC defines a
- -------------------
Qualifying Investor as a person who is (or holds an interest in) a member of the applicant's (or licensee's) control group and whose gross revenues and total assets, when aggregated with those of all other attributable investors and affiliates, do not exceed the gross revenues and total assets limits specified in (S) 24.709(a) or (S) 24.715(a), or, in the case of an applicant (or licensee) that is a Small Business, do not exceed the gross revenues limit specified in paragraph (b) of that section. 47 CFR (S) 24.720(n)

SMALL BUSINESS.  As of the date of this Agreement, the FCC defines a Small
- --------------
Business as an entity that, together with its affiliates and persons or entities that hold interest in such entity and their affiliates, has average annual gross revenues that are not more than $ 40 million for the preceding three years. 47 CFR (S) 24.720(b)

SMR SPECTRUM LIMITATION.  As of the date of this Agreement, the FCC defines the
- -----------------------
SMR Spectrum Limitation to calculate the amount of attributable SMR spectrum for purposes of the 45 MHz Limitation so that no more than 10 MHz of SMR spectrum in the 800 MHz SMR service will be attributed to an entity when determining compliance with the cap. 47 CFR (S) 20.6

                                       3